Exhibit 99.1

Kroger Reports Second Quarter 2024 Results and

Updates Full-Year Identical Sales Without Fuel Guidance

Second Quarter Highlights

•	Identical Sales without fuel increased 1.2%

•	Operating Profit of $815 million; EPS of $0.64

•	Adjusted FIFO Operating Profit of $984 million and Adjusted EPS of $0.93

•	Achieved strong Adjusted Free Cash Flow

•	Executed its go-to-market strategy to deliver value for customers

o	Grew digital sales 11%

o	Increased total households, customer visits and loyal households

CINCINNATI, September 12, 2024 – The Kroger Co. (NYSE: KR) today reported its second quarter 2024 results, reaffirmed guidance and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger achieved solid results in the second quarter demonstrating the strength and resiliency of our model.

We are growing households and increasing customer visits by offering a compelling combination of affordable prices and personalized promotions on great quality products, all through a unique seamless experience. We appreciate our associates for their focus on full, fresh and friendly, which elevates the customer experience.

Our long-term model is to consistently invest to lower prices so more customers shop with us, which in turn fuels our alternative profit businesses and drives greater efficiencies. This flywheel enables Kroger to deliver exceptional value for customers and investing in our associates, and by doing so, we are well-positioned to generate attractive and sustainable returns for shareholders.”

Comments from Chairman and CEO Rodney McMullen on the pending merger with Albertsons

“As we near the close of the FTC’s preliminary injunction hearing, we are confident in the facts and the strength of our position. The food industry has always been competitive and will continue to be after this merger. We are committed to closing this merger because bringing Kroger and Albertsons together will provide meaningful and measurable benefits – lower prices, secure jobs and expanded access to fresh, affordable food – for customers, associates, and communities across the country.”

Second Quarter Financial Results

	2Q24 ($ in millions; except EPS)	2Q23 ($ in millions; except EPS)
ID Sales* (Table 4)	1.2%	1.0%
Earnings (Loss) Per Share**	$0.64	($0.25)
Adjusted EPS (Table 6)	$0.93	$0.96
Operating (Loss) Profit**	$815	($479)
Adjusted FIFO Operating Profit (Table 7)	$984	$989
FIFO Gross Margin Rate*	Increased 42 basis points
OG&A Rate*	Increased 65 basis points

* Without fuel and adjustment items, if applicable.

** The 2nd quarter of 2023 includes a $1.4 billion ($1.54 loss per share) charge related to nationwide opioid settlement framework.

Total company sales were $33.9 billion in both the second quarters of 2024 and 2023. Excluding fuel, sales increased 1.3% compared to the same period last year.

Gross margin was 22.6% of sales for the second quarter. The FIFO gross margin rate, excluding fuel, increased 42 basis points compared to the same period last year. This result reflected Kroger’s ability to improve margin, while maintaining competitive pricing and helping customers manage their budgets. The increase in rate was primarily attributable to favorable product mix in our grocery business including Our Brands, lower shrink and sourcing benefits partially offset by lower pharmacy margins.

The LIFO charge for the quarter was $21 million, compared to a LIFO charge of $4 million for the same period last year.

The Operating, General & Administrative rate increased 65 basis points, excluding fuel and adjustment items, compared to the same period last year. This increase in rate was driven by investments in associate wages, increased incentive plan costs, hurricane related costs and an increase in costs due to the severity of general liability claims, partially offset by continued execution of cost savings initiatives.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.24 compared to 1.31 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to pursue growth and enhance shareholder value.

Full-Year 2024 Guidance*

Reaffirmed

•	Adjusted FIFO Operating Profit of $4.6 – $4.8 billion

•	Adjusted net earnings per diluted share of $4.30 – $4.50

•	Adjusted Free Cash Flow of $2.5 – $2.7 billion**

•	Adjusted effective tax rate of 23%***

Updated

•	Identical Sales without fuel of 0.75% – 1.75%

•	Capital expenditures of $3.6 – $3.8 billion

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2024 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2024 GAAP financial results.

** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans, payments related to opioid settlements and merger-related expenses.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

Comments from Interim CFO Todd Foley

“Our solid sales results through the first two quarters of the year give us the confidence to raise the low end of our full-year identical sales without fuel guidance by 50 basis points. We now expect identical sales without fuel to be in the range of 0.75% to 1.75%.

Our positive customer trends are driving sales momentum that we expect to continue in the second half of the year.”

Second Quarter 2024 Highlights

Leading with Fresh

•	Introduced 223 new Our Brands items, including the expansion of the Smart Way™ product line

•	Celebrated seven awards earned by Murray’s Cheese varieties at the American Cheese Society Competition

•	Introduced seasonal fresh favorite Hatch Chiles and Harvest Apple Private Selection® products

Accelerating with Digital

•	Increased delivery sales by 17% over last year led by Customer Fulfillment Centers

•	Grew eCommerce households by 14% compared to last year

•	Held Boost Bonus Days, a two-week mega-sales event with exclusive access for Boost by Kroger Plus members

Associate Experience

•	Received the top score on the Disability Equality Index® making the company one of the Best Places to Work for Disability Inclusion for the fifth consecutive year

•	Celebrated 67 female leaders named as Top Women in Grocery Honorees by Progressive Grocer

•	Received four Brandon Hall Group – Excellence in Human Capital Management Awards®

Live Our Purpose

•	Honored more than 14,000 students named as Zero Heroes for supporting the Zero Hunger | Zero Waste mission to create communities free from hunger and waste

•	Announced the 6th year of Kroger’s Wellness Festival, a two-day event celebrating physical, mental and emotional health for the whole family

•	Recognized as one of the World’s Most Trustworthy Companies for 2024 by Newsweek and Statista

Subsequent Event

•	Successfully completed debt offering for $10.5 billion, with the net proceeds expected to partially fund the cash consideration for the proposed merger. A portion of the proceeds of the offering is subject to a special mandatory redemption if the merger does not close

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly 420,000 associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's second quarter 2024 ended on August 17, 2024.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “confident,” “continue,” “deliver,” “enables,” “expect,” “future,” “guidance,” “model,” “outlook,” “strategy,” “target,” “trends,” “well-positioned,” “will,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: our proposed transaction with Albertsons, including, among other things, our ability to consummate the proposed transaction and related divestiture plan, including on the terms of the merger agreement and divestiture plan, on the anticipated timeline, with the required regulatory approvals, and/or resolution of pending litigation challenging the merger; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships; and the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 12, 2024 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, September 12, 2024.

2nd Quarter 2024 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2024		2023		2024		2023
SALES	$33,912	100.0%	$33,853	100.0%	$79,181	100.0%	$79,018	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING,WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,261	77.4	26,475	78.2	61,385	77.5	61,555	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,886	17.4	6,935	20.5	13,490	17.0	14,328	18.1
RENT	199	0.6	206	0.6	469	0.6	470	0.6
DEPRECIATION AND AMORTIZATION	751	2.2	716	2.1	1,728	2.2	1,674	2.1

OPERATING PROFIT (LOSS)	815	2.4	(479)	(1.4)	2,109	2.7	991	1.3

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(84)	(0.2)	(93)	(0.3)	(207)	(0.3)	(247)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN BENEFITS	3	-	8	-	6	-	17	-
(LOSS) GAIN ON INVESTMENTS	(121)	(0.4)	367	1.1	(105)	(0.1)	290	0.4

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	613	1.8	(197)	(0.6)	1,803	2.3	1,051	1.3

INCOME TAX EXPENSE (BENEFIT)	148	0.4	(18)	(0.1)	382	0.5	268	0.3

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	465	1.4	(179)	(0.5)	1,421	1.8	783	1.0

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	-	1	-	8	-	1	-

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$466	1.4%	$(180)	(0.5)%	$1,413	1.8%	$782	1.0%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.64		$(0.25)		$1.94		$1.08

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	723		719		722		718

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.64		$(0.25)		$1.93		$1.07

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	727		719		728		725

DIVIDENDS DECLARED PER COMMON SHARE	$0.32		$0.29		$0.61		$0.55

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $21 and $4 were recorded in the second quarters of 2024 and 2023, respectively. For the year-to-date period, LIFO charges of $62 and $102 were recorded for 2024 and 2023, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 17,	August 12,
	2024	2023
ASSETS
Current Assets
Cash	$233	$263
Temporary cash investments	2,553	2,157
Store deposits in-transit	1,091	1,141
Receivables	2,149	1,820
Inventories	6,643	6,828
Assets held for sale	589	-
Prepaid and other current assets	805	642

Total current assets	14,063	12,851

Property, plant and equipment, net	25,708	24,894
Operating lease assets	6,786	6,697
Intangibles, net	866	885
Goodwill	2,673	2,916
Other assets	1,347	1,959

Total Assets	$51,443	$50,202

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$196	$716
Current portion of operating lease liabilities	666	669
Accounts payable	10,344	10,400
Accrued salaries and wages	1,261	1,182
Liabilities held for sale	192	-
Other current liabilities	3,473	3,570

Total current liabilities	16,132	16,537

Long-term debt including obligations under finance leases	12,034	12,075
Noncurrent operating lease liabilities	6,485	6,369
Deferred income taxes	1,531	1,452
Pension and postretirement benefit obligations	377	419
Other long-term liabilities	2,372	2,746

Total Liabilities	38,931	39,598

Shareowners' equity	12,512	10,604

Total Liabilities and Shareowners' Equity	$51,443	$50,202

Total common shares outstanding at end of period	723	719
Total diluted shares year-to-date	728	725

Note:	The Company reclassified $2.8 billion of liabilities from other current liabilities to accounts payable on the Consolidated Balance Sheet for the quarter ended August 12, 2023 to conform to the current year presentation. This reclassification was made to the Consolidated Balance Sheet to more accurately present these current liabilities. A similar reclassification was made to the Consolidated Statement of Cash Flows resulting in a change to accounts payable and accrued expenses within net cash provided by operating activities for the quarter ended August 12, 2023.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,421	$783
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,728	1,674
Operating lease asset amortization	327	330
LIFO charge	62	102
Stock-based employee compensation	89	92
Deferred income taxes	(31)	(278)
Gain on the sale of assets	(9)	(43)
(Gain) loss on investments	105	(290)
Other	41	78
Changes in operating assets and liabilities:
Store deposits in-transit	124	(14)
Receivables	(256)	227
Inventories	271	630
Prepaid and other current assets	(202)	68
Accounts payable	176	403
Accrued expenses	(74)	(359)
Income taxes receivable and payable	95	252
Operating lease liabilities	(296)	(378)
Other	(107)	1,087

Net cash provided by operating activities	3,464	4,364

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,179)	(1,954)
Proceeds from sale of assets	309	89
Other	(35)	70

Net cash used by investing activities	(1,905)	(1,795)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(99)	(708)
Dividends paid	(420)	(376)
Proceeds from issuance of capital stock	93	36
Treasury stock purchases	(116)	(47)
Other	(100)	(69)

Net cash used by financing activities	(642)	(1,164)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	917	1,405

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,883	1,015
END OF PERIOD	$2,800	$2,420

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,179)	$(1,954)
Payments for lease buyouts	46	-
Changes in construction-in-progress payables	57	183
Total capital investments, excluding lease buyouts	$(2,076)	$(1,771)

Disclosure of cash flow information:
Cash paid during the year for interest	$192	$308
Cash paid during the year for income taxes	$197	$290

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
EXCLUDING FUEL	$29,224	$28,875	$68,125	$67,579

EXCLUDING FUEL	1.2%	1.0%	0.8%	2.4%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters. Starting in the first quarter of 2024, Kroger Specialty Pharmacy businesses were not included in identical sales due to being classified as held for sale, while they were included in identical sales in the second quarter and year-to-date periods of 2023.

Table 5. Reconciliation of Net Total Debt and
Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
(in millions, except for ratio)
(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity. Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity. The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 17,	August 12,
	2024	2023	Change
Current portion of long-term debt including obligations under finance leases	$196	$716	$(520)
Long-term debt including obligations under finance leases	12,034	12,075	(41)

Total debt	12,230	12,791	(561)

Less: Temporary cash investments	2,553	2,157	396

Net total debt	$9,677	$10,634	$(957)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter 52-week basis.

	ROLLING FOUR QUARTERS ENDED
	August 17,	August 12,
	2024	2023
Net earnings attributable to The Kroger Co.	$2,795	$1,632
LIFO charge	73	488
Depreciation and amortization	3,179	3,065
Interest expense	401	479
Income tax expense	781	565
Adjustment for pension plan withdrawal liabilities	-	25
Adjustment for loss on investments	244	9
Adjustment for Home Chef contingent consideration	-	2
Adjustment for merger related costs (a)	544	139
Adjustment for opioid settlement charges (b)	-	1,560
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	-	164
53rd week EBITDA adjustment	(187)	-
Other	(10)	(9)

Adjusted EBITDA	$7,820	$8,119

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.24	1.31

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items
(in millions, except per share amounts)
(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings (loss) per diluted common share for certain items described below. Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings (loss) and net earnings (loss) per diluted share because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Net earnings (loss) attributable to The Kroger Co.	$466	$(180)	$1,413	$782

Adjustment for loss (gain) on investments (a)(b)	92	(282)	80	(223)
Adjustment for merger related costs (a)(c)	123	47	266	81
Adjustment for opioid settlement charges (a)(d)	-	1,114	-	1,163
Held for sale income tax adjustment	-	-	(31)	-

2024 and 2023 Adjustment Items	215	879	315	1,021

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$681	$699	$1,728	$1,803

Net earnings (loss) attributable to The Kroger Co. per diluted common share	$0.64	$(0.25)	$1.93	$1.07

Adjustment for loss (gain) on investments (e)	0.12	(0.39)	0.10	(0.31)
Adjustment for merger related costs (e)	0.17	0.06	0.37	0.11
Adjustment for opioid settlement charges (e)	-	1.54	-	1.60
Held for sale income tax adjustment (e)	-	-	(0.04)	-

2024 and 2023 Adjustment Items	0.29	1.21	0.43	1.40

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.93	$0.96	$2.36	$2.47

Average number of common shares used in diluted calculation	727	725	728	725

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for loss (gain) on investments were $121 and ($367) in the second quarters of 2024 and 2023, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $105 and ($290) in the first two quarters of 2024 and 2023, respectively.

(c)	The pre-tax adjustments to OG&A expenses for merger-related costs were $148 and $54 in the second quarters of 2024 and 2023, respectively. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $323 and $94 in 2024 and 2023, respectively.

(d)	The pre-tax adjustment to OG&A expenses for opioid settlement charges was $1,413 in the second quarter of 2023. The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges was $1,475 in the first two quarters of 2023.

(e)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2024 Second Quarter Adjustment Items include adjustments for the loss on investments and merger related costs.

2024 Adjustment Items include the Second Quarter Ajustment Items plus the adjustments that occurred in the first quarter of 2024 for gain on investments, merger related costs and held for sale income tax.

2023 Second Quarter Adjustment Items include adjustments for the gain on investments, merger related costs and opioid settlement charges.

2023 Adjustment Items include the Second Quarter Ajustment Items plus the adjustments that occurred in the first quarter of 2023 for loss on investments, merger related costs and opioid settlement charges.

Table 7. Operating Profit Excluding the Adjustment Items
(in millions)
(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit (loss) for certain items described below. Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit (loss) because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to operating profit (loss) or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Operating profit (loss)	$815	$(479)	$2,109	$991
LIFO charge	21	4	62	102

FIFO Operating profit (loss)	836	(475)	2,171	1,093

Adjustment for merger related costs (a)	148	54	323	94
Adjustment for opioid settlement charges (b)	-	1,413	-	1,475
Other	-	(3)	(11)	(4)

2024 and 2023 Adjustment items	148	1,464	312	1,565

Adjusted FIFO operating profit excluding the adjustment items above	$984	$989	$2,483	$2,658

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the State of West Virginia.